CONVEYANCE AGREEMENT
                              --------------------

         Coast Security Mortgage Inc., as Originator and First Alliance Mortgage Company (the "Company"), pursuant to the Mortgage Loan Master Transfer Agreement dated as of June 30, 1995 between themselves (the "Mortgage Transfer Agreement"), hereby confirm their understanding with respect to the sale by the Originator and the purchase by the Company of those Mortgage Loans listed on the attached Schedule of Mortgage Loans (the "Transferred Mortgage Loans").

         Conveyance of Transferred Mortgage Loans. The Originator, concurrently with the execution and delivery of this Conveyance Agreement, does hereby irrevocably transfer, assign, set over and otherwise convey to the Company, without recourse (except as otherwise explicitly provided for herein) all of its right, title and interest in and to the Transferred Mortgage Loans being conveyed by it, including specifically, without limitation, the Mortgages, the Files and all other documents, materials and properties appurtenant thereto and the Notes, including all interest and principal received by such Originator on or with respect to such Transferred Mortgage Loans on or after the related Cut-off Date, together with all of its right, title and interest in and to the proceeds received on or after the related Cut-off Date of any related insurance policies on behalf of the Company. If an Originator cannot deliver the original Mortgage or mortgage assignment with evidence of recording thereon concurrently with the execution and delivery of this Conveyance Agreement solely because of a delay caused by the public recording office where such original Mortgage or mortgage assignment has been delivered for recordation, such Originator shall promptly deliver to the Trustee on behalf of the Company such original Mortgage or mortgage assignment with evidence of recording indicated thereon upon receipt thereof from the public recording official, as soon as possible but in no event later than 75 days from the Startup Day.

         The costs relating to the delivery of the documents specified in this Conveyance Agreement shall be borne by the Originator.

         The Originator hereby makes the Representations and Warranties set forth in Section 5(b) of the Master Transfer Agreement with respect to the Transferred Mortgage Loans. The "Cut-Off Date" with respect to such Purchased Mortgage Loans shall be June 1, 1996

         All terms and conditions of the Mortgage Transfer Agreement are hereby incorporated herein, provided that in the event of any conflict the provisions of this Conveyance Agreement shall control over the conflicting provisions of the Mortgage Transfer Agreement.

         For purposes of this Conveyance Agreement, the "related First Alliance Pooling Agreement" is First Alliance Mortgage Loan Trust 1996-2.
                                       1
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         Terms  capitalized  herein  and not  defined  herein  shall  have their respective meanings as set forth in the Mortgage Transfer Agreement.


                                        COAST SECURITY MORTGAGE INC.,
                                        as Originator


                                        By:
                                             -----------------------------------
                                        Name:  Mark Chisick
                                        Title: President



                                        FIRST ALLIANCE MORTGAGE COMPANY,
                                        as Company



                                        By:
                                             -----------------------------------
                                        Name:  Brian Chisick
                                        Title: President


Dated:  June 14, 1996
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